Exhibit 99.1

Contact:	Michelle Hards
(419) 535-4636
michelle.hards@dana.com

DANA CORPORATION PLANS TO SELL NOTES

Toledo, Ohio, December 7, 2004 – Dana Corporation (NYSE: DCN) announced today that it plans to make a private placement of $450 million in principal amount of notes. The company expects to commence the offering shortly. Dana expects to use the net proceeds from the offering of the notes, together with proceeds from the sale of its automotive aftermarket businesses, to make approximately $200 million of pension fund contributions and to purchase its outstanding indebtedness in a tender offer currently in progress. Any remaining proceeds will not be used for general corporate purposes. The notes will be general, unsecured obligations of the company. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration requirements.

# # #